Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Modine Reports Third Quarter Fiscal 2019 Results

Third quarter sales increased 6 percent driven by growth across all three segments; significant increase in operating income from prior year

Racine, WI – January 31, 2019 –  Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported financial results for the quarter ended December 31, 2018.

Third Quarter Highlights:

•	Net sales of $541.0 million increased 6 percent from the prior year, 8 percent on a constant-currency basis
•	Operating income of $33.6 million was more than double the prior year and adjusted operating income of $34.8 million was up 29 percent from the prior year
•
Earnings per share of $0.35 increased $0.92 from the prior year primarily due to improved operating earnings and lower income tax expense, and adjusted earnings per share of $0.42 increased $0.07 from the prior year

•	Adjusted guidance ranges for revenue and earnings

“Top line growth in all three business segments contributed to a significant earnings improvement this quarter,” said Modine President and Chief Executive Officer, Thomas A. Burke.  “The CIS and Building HVAC segments delivered strong performances with significant market share gains and earnings growth. However, cost pressures in the VTS segment continued to drive lower operating margins, due primarily to tariff-related costs  and temporary operating inefficiencies. The operating inefficiencies are a function of new program launches, but we have made leadership changes in the affected areas and are seeing improvements.”

Net sales increased 6 percent in the third quarter to $541.0 million, compared with $512.7 million in the prior year.  On a constant-currency basis, net sales increased 8 percent from the prior year.  This increase was a result of sales growth across all business segments, with the Building HVAC segment showing the greatest percentage increase.

Gross profit increased 7 percent in the third quarter to $91.7 million, compared with $85.4 million in the prior year. Gross margin increased 20 basis points to 16.9 percent, primarily due to conversion on higher sales in the CIS and Building HVAC segments.  This was partially offset by the direct and indirect impact of tariffs on raw material costs and operating inefficiencies in the VTS segment.

Selling, general and administrative (“SG&A”) expenses were $57.2 million in the third quarter, $3.6 million lower than the prior year.  This decrease was largely due to a $1.1 million environmental recovery in the VTS segment and lower compensation-related expenses as compared to the prior year, along with lower integration costs associated with our November 2016 acquisition of Luvata HTS.

Operating income increased 142 percent in the third quarter to $33.6 million, compared with $13.9 million in the prior year, driven primarily by higher gross profit and lower restructuring expenses as compared to the prior year. During the third quarter of fiscal 2019 and 2018, restructuring expenses, impairment charges, and certain other items totaled $1.2 million and $13.1 million, respectively.  Excluding these items, adjusted operating income increased 29 percent to $34.8 million, compared with $27.0 million in the prior year.

Earnings per share improved $0.92 in the third quarter to $0.35, compared with a $0.57 loss per share in the prior year.  This increase was primarily due to higher operating income in the current year and significant income tax charges recorded in the prior year related to U.S. tax reform legislation.  Adjusted earnings per share increased 20 percent in the third quarter to $0.42, compared with $0.35 in the prior year.  This increase was primarily due to higher operating income as compared to the prior year.

Third Quarter Segment Review

•
VTS segment sales were $323.3 million, compared with $313.0 million one year ago, an increase of 3 percent.  On a constant-currency basis, sales were up 6 percent, driven primarily by higher sales to automotive and commercial vehicle customers in North America and higher off-highway sales in North America and Asia.  The segment reported gross margin of 12.8 percent, down 210 basis points from the prior year.  This decrease was primarily due to higher material costs and continued operating inefficiencies resulting from the many new programs at certain high-volume manufacturing locations, partially offset by the positive impact from higher sales volume and procurement savings.  Operating income of $15.5 million decreased $3.2 million, or 17 percent, from the prior year.  This decrease was due to lower gross profit, partially offset by lower SG&A expenses.

•
CIS segment sales were $167.0 million, compared with $159.0 million one year ago, an increase of 5 percent.  On a constant-currency basis, sales were up 7 percent, driven primarily by higher sales to data center and commercial refrigeration customers. The segment reported gross margin of 16.9 percent, up 430 basis points compared with the prior year.  This increase was primarily due to favorable sales volume and mix from the prior year, along with ongoing operational improvements.  Operating income of $13.1 million improved $17.0 million from the prior year, primarily due to higher gross profit and lower restructuring expenses than in the prior year.

•
Building HVAC Systems segment sales were $64.2 million, compared with $56.1 million one year ago, an increase of 14 percent. On a constant-currency basis, sales were up 16 percent, driven primarily by higher sales of heating products in North America and air conditioning products in the U.K. The segment reported gross margin of 34.3 percent, up 50 basis points from the prior year.  This increase was primarily due to increased sales volume and improved pricing from the prior year.  The segment reported operating income of $13.0 million, an increase of $3.8 million, or 41 percent, from the prior year, primarily due to higher gross profit and lower SG&A expenses than in the prior year.

Balance Sheet & Liquidity

Total debt was $467.4 million as of December 31, 2018. Cash and cash equivalents at the end of the third quarter were $30.7 million. Net debt was $436.7 million as of December 31, 2018, a decrease of $3.4 million from the end of fiscal 2018.

Net cash provided by operating activities for the nine months ended December 31, 2018 was $67.4 million compared with $106.0 million one year ago. Free cash flow for the nine months ended December 31, 2018 was $8.7 million, which was $42.3 million lower than the prior year.  This decrease was primarily due to higher inventory levels and higher incentive compensation payments compared with the prior year.

Outlook

“Our CIS and Building HVAC segments are both performing well and continue to drive earnings improvement,” commented Burke.  “However, our VTS segment is still experiencing cost increases related to the direct and indirect impact of tariffs on our raw material purchases.  Although we are diligently working to recover these costs, the rate of recovery may be lower than originally planned.”

Based on current exchange rates, market outlook and business forecast, Modine provides the following guidance ranges for fiscal 2019:

•	Full fiscal year-over-year sales up 3 to 7 percent;
•	Adjusted operating income of $128 million to $134 million; and
•	Adjusted earnings per share of $1.50 to $1.60.

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Friday, February 1, 2019 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) to discuss its third quarter fiscal 2019 financial results. The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com. Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event. A replay of the audio and slides will be available on the Investor Relations section of the Modine website at www.modine.com on or after February 1, 2019. A call-in replay will be available through midnight on February 4, 2019, at 800-585-8367, (international replay 416-621-4642); Conference ID# 3597899. The company will furnish a transcript of the call to the U.S. Securities and Exchange Commission, and post it on its website, on February 4, 2019.

About Modine

Modine, with fiscal 2018 revenues of $2.1 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling components, original equipment products, and systems to diversified global markets through its three complementary segments: Vehicular Thermal Solutions (VTS); Commercial & Industrial Solutions (CIS); and Building HVAC Systems (BHVAC). Modine is a global company headquartered in Racine, Wisconsin (USA), with operations in North America, South America, Europe and Asia. For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to those described under “Risk Factors” in Item 1A of Part I of the Company's Annual Report on Form 10-K for the year ended March 31, 2018 and under Forward-Looking Statements in Item 7 of Part II of that same report, and in the Company’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2018 and September 30, 2018. Other risks and uncertainties include, but are not limited to, the following: Modine’s ability to realize the anticipated synergies associated with the Luvata HTS acquisition and to achieve projected cash flows sufficient to maintain a desirable leverage ratio; the overall health and price-down focus of Modine’s customers; the outcome of our evaluation of strategic alternatives for our automotive business within our VTS segment; uncertainties regarding the costs and benefits of Modine’s restructuring activities; operational inefficiencies as a result of program launches, unexpected volume increases and product transfers; economic, social and political conditions, changes and challenges in the markets where Modine operates and competes, including foreign currency exchange rate fluctuations (particularly the value of the euro, Brazilian real and British pound relative to the U.S. dollar), tariffs, inflation, changes in interest rates, recession, restrictions associated with importing and exporting and foreign ownership, and the general uncertainties about the impact of regulatory and/or policy changes, including those related to tax and trade, that have been or may be implemented in the U.S. or by its trade partners, and continuing uncertainty regarding “Brexit”; the impact on Modine of any significant increases in commodity prices, particularly aluminum, copper, steel and stainless steel (nickel), and our ability to pass increasing prices on to customers; Modine's ability to successfully execute its strategic and operational plans; the nature of and Modine’s significant exposure to the vehicular industry and the dependence of this industry on the health of the economy; the concentration of sales within our CIS segment attributed to one customer; Modine’s ability to recruit and maintain talent in managerial, leadership, and administrative functions; Modine’s ability to protect its proprietary information and intellectual property from theft or attack; the impact of any substantial disruption or material breach of our information technology systems; costs and other effects of environmental investigation, remediation or litigation; and other risks and uncertainties identified by the Company in public filings with the U.S. Securities and Exchange Commission. Forward-looking statements are as of the date of this release, and the Company does not assume any obligation to update any forward-looking statements.

Non-GAAP Financial Disclosures

Adjusted operating income, adjusted earnings per share, constant currency, net debt, and free cash flow (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP). These non-GAAP measures are used by management as performance measures to evaluate the company’s overall financial performance and liquidity. We believe these measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. However, these measures are not, and should not be viewed, as substitutes for the applicable GAAP measures, and may be different from similarly-titled measures used by other companies.

Definition – Adjusted operating income and earnings per share

Operating income or diluted earnings per share plus impairment charges, restructuring expenses, and acquisition and integration costs, and excluding certain other gains or charges.  These are measures of overall performance not including non-cash impairment charges, costs associated with restructuring and acquisitions, and certain other gains or charges.

Definition – Constant currency

Constant currency translates financial data from foreign operations for a period into U.S. dollars using the same foreign currency exchange rates as those used to translate financial data for the prior period. This measure provides a more consistent indication of our performance, without the effects of foreign currency exchange rate fluctuations.

Definition – Net debt

The sum of debt due within one year and long-term debt, less cash and cash equivalents. This is an indicator of the company's debt position after considering on-hand cash balances.

Definition – Free cash flow

Free cash flow represents net cash provided by operating activities less expenditures for property, plant and equipment.  This measure presents cash generated from operations during the period that is available for strategic capital decisions.

Forward-looking non-GAAP financial measures

Our fiscal 2019 guidance includes adjusted operating income and adjusted earnings per share.  These are non-GAAP measures, which exclude certain cash and non-cash charges or gains. These charges and gains may be significant and include items such as restructuring expenses (including severance costs and plant consolidation and relocation expenses), acquisition and integration costs, impairment charges and certain other items.  These adjustments for the first nine months of fiscal 2019 are presented on page 7.  Estimates of these adjustments for the remainder of fiscal 2019 are not available due to the low visibility and unpredictability of these items.

Modine Manufacturing Company Consolidated statements of operations (unaudited)
			(In millions, except per share amounts)

	Three months ended December 31,		Nine months ended December 31,
	2018	2017	2018	2017
Net sales	$541.0	$512.7	$1,656.0	$1,536.5
Cost of sales	449.3	427.3	1,382.1	1,276.5
Gross profit	91.7	85.4	273.9	260.0
Selling, general & administrative expenses	57.2	60.8	179.9	182.2
Restructuring expenses	0.5	9.4	0.7	11.5
Impairment charges	0.4	1.3	0.4	1.3
Loss on sale of assets	-	-	1.7	-
Operating income	33.6	13.9	91.2	65.0
Interest expense	(6.2)	(6.3)	(18.9)	(19.5)
Other expense - net	(0.5)	(0.3)	(2.1)	(2.3)
Earnings before income taxes	26.9	7.3	70.2	43.2
(Provision) benefit for income taxes	(8.6)	(35.2)	9.3	(37.4)
Net earnings (loss)	18.3	(27.9)	79.5	5.8
Net earnings attributable to noncontrolling interest	(0.3)	(0.4)	(1.0)	(1.2)
Net earnings (loss) attributable to Modine	$18.0	$(28.3)	$78.5	$4.6

Net earnings (loss) per share attributable to Modine shareholders - diluted:	$0.35	$(0.57)	$1.53	$0.09

Weighted-average shares outstanding - diluted:	51.2	50.0	51.2	50.6

Condensed consolidated balance sheets (unaudited)
		(In millions)
	December 31, 2018	March 31, 2018
Assets
Cash and cash equivalents	$30.7	$39.3
Trade receivables	301.5	342.4
Inventories	211.0	191.3
Other current assets	71.7	70.1
Total current assets	614.9	643.1
Property, plant and equipment - net	489.1	504.3
Intangible assets - net	119.5	129.9
Goodwill	169.0	173.8
Deferred income taxes	96.5	96.9
Other noncurrent assets	23.7	25.4
Total assets	$1,512.7	$1,573.4

Liabilities and shareholders' equity
Debt due within one year	$113.2	$93.1
Accounts payable	245.7	277.9
Other current liabilities	115.6	144.5
Total current liabilities	474.5	515.5
Long-term debt	354.2	386.3
Other noncurrent liabilities	143.3	173.1
Total liabilities	972.0	1,074.9
Total equity	540.7	498.5
Total liabilities & equity	$1,512.7	$1,573.4

Modine Manufacturing Company Condensed consolidated statements of cash flows (unaudited)
		(In millions)

	Nine months ended December 31,
	2018	2017
Cash flows from operating activities:
Net earnings	$79.5	$5.8
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	57.6	56.8
Loss on sale of assets	1.7	-
Impairment charges	0.4	1.3
Stock-based compensation expense	6.8	7.6
Deferred income taxes	(2.9)	10.1
Other - net	2.4	6.6
Net changes in operating assets and liabilities	(78.1)	17.8
Net cash provided by operating activities	67.4	106.0

Cash flows from investing activities:
Expenditures for property, plant and equipment	(58.7)	(55.0)
Other - net	1.0	(0.8)
Net cash used for investing activities	(57.7)	(55.8)

Cash flows from financing activities:
Net decrease in debt	(10.1)	(41.0)
Other - net	(6.2)	1.8
Net cash used for financing activities	(16.3)	(39.2)

Effect of exchange rate changes on cash	(2.3)	3.0

Net (decrease) increase in cash, cash equivalents and restricted cash	(8.9)	14.0

Cash, cash equivalents and restricted cash - beginning of period	40.3	34.8

Cash, cash equivalents and restricted cash - end of period	$31.4	$48.8

Segment operating results (unaudited)
			(In millions)
	Three months ended December 31,		Nine months ended December 31,
	2018	2017	2018	2017
Net sales:
Vehicular Thermal Solutions	$323.3	$313.0	$1,011.7	$938.9
Commercial and Industrial Solutions	167.0	159.0	529.1	494.2
Building HVAC Systems	64.2	56.1	159.9	147.9
Segment total	554.5	528.1	1,700.7	1,581.0
Corporate and eliminations	(13.5)	(15.4)	(44.7)	(44.5)
Net sales	$541.0	$512.7	$1,656.0	$1,536.5

	Three months ended December 31,				Nine months ended December 31,
	2018		2017		2018		2017
Gross profit:	$'s	% of sales	$'s	% of sales	$'s	% of sales	$'s	% of sales
Vehicular Thermal Solutions	$41.4	12.8%	$46.5	14.9%	$140.0	13.8%	$144.4	15.4%
Commercial and Industrial Solutions	28.2	16.9%	20.0	12.6%	85.1	16.1%	70.7	14.3%
Building HVAC Systems	22.0	34.3%	19.0	33.8%	48.6	30.4%	45.0	30.4%
Segment total	91.6	16.5%	85.5	16.2%	273.7	16.1%	260.1	16.5%
Corporate and eliminations	0.1	-	(0.1)	-	0.2	-	(0.1)	-
Gross profit	$91.7	16.9%	$85.4	16.7%	$273.9	16.5%	$260.0	16.9%

	Three months ended December 31,		Nine months ended December 31,
	2018	2017	2018	2017
Operating income:
Vehicular Thermal Solutions	$15.5	$18.7	$55.1	$59.8
Commercial and Industrial Solutions	13.1	(3.9)	39.2	16.5
Building HVAC Systems	13.0	9.2	21.0	18.6
Segment total	41.6	24.0	115.3	94.9
Corporate and eliminations	(8.0)	(10.1)	(24.1)	(29.9)
Operating income (a)	$33.6	$13.9	$91.2	$65.0

(a) See the adjusted operating income reconciliation on the next page for information on restructuring expenses and other adjustments.

Modine Manufacturing Company
Adjusted financial results (unaudited)
			(In millions, except per share amounts)

	Three months ended December 31,		Nine months ended December 31,
	2018	2017	2018	2017
Operating income	$33.6	$13.9	$91.2	$65.0
Environmental charges (a)	(0.9)	0.2	1.9	1.1
Loss on sale of assets (b)	-	-	1.7	-
Strategy consulting fees (c)	1.2	1.2	1.2	2.8
Restructuring expenses (d)	0.5	9.4	0.7	11.5
Impairment charges (e)	0.4	1.3	0.4	1.3
Acquisition and integration costs (f)	-	1.0	0.2	3.7
Adjusted operating income	$34.8	$27.0	$97.3	$85.4

Net earnings (loss) per share attributable to Modine shareholders - diluted	$0.35	$(0.57)	$1.53	$0.09
Environmental charges (a)	(0.01)	-	0.03	0.01
Loss on sale of assets (b)	-	-	0.03	-
Strategy consulting fees (c)	0.02	0.02	0.02	0.04
Restructuring expenses (d)	0.01	0.15	0.01	0.18
Impairment charges (e)	0.01	0.03	0.01	0.03
Acquisition and integration costs (f)	-	0.02	-	0.05
U.S. tax reform (g)	0.04	0.70	(0.43)	0.70
Tax valuation allowances (h)	-	-	(0.02)	-
Adjusted earnings per share	$0.42	$0.35	$1.18	$1.10

(a)
Environmental charges, including related legal costs, are recorded as SG&A expenses and relate to previously-owned U.S. manufacturing facilities in the Vehicular Thermal Solutions ("VTS") segment.  During the third quarter of fiscal 2019, the Company recovered $1.1 million of environmental investigation costs from a prior owner of one of these facilities and recorded the recovery within SG&A expenses.

(b)
The Building HVAC Systems segment sold its operations in South Africa and, as a result, recorded a loss of $1.7 million during the second quarter of fiscal 2019.  Annual sales for this disposed business were less than $2.0 million.  There was no tax benefit associated with this transaction based upon the capital loss tax treatment in the applicable jurisdiction.

(c)
During the first nine months of fiscal 2019 and 2018, the Company recorded $1.2 million and $2.8 million of third-party strategy advisory fees, respectively, as SG&A expenses at Corporate.  The fiscal 2019 fees relate to the Company's ongoing evaluation of strategic alternatives for its automotive business.

(d)
Fiscal 2019 restructuring expenses primarily relate to restructuring activities in the VTS and Commercial and Industrial Solutions ("CIS") segments, including targeted headcount reductions. Fiscal 2018 restructuring amounts primarily relate to employee severance expenses, largely resulting from the closure of a manufacturing facility in Austria within the CIS segment, and equipment transfer and plant consolidation costs.

(e)
During the third quarter of fiscal 2018, the Company closed an Austrian manufacturing facility within the CIS segment and, as a result, recorded a $1.3 million impairment charge.  During the third quarter of fiscal 2019, the Company recorded an additional impairment charge of $0.4 million related to this closed facility.

(f)
These costs, recorded as SG&A expenses at Corporate, relate to the Company's acquisition and integration of the Luvata Heat Transfer Solutions business, which the Company operates as its CIS segment.  The tax benefit related to acquisition and integration costs for the nine months ended December 31, 2017 was $1.2 million.

(g)
During the third quarter of fiscal 2018, as a result of U.S. tax reform legislation enacted in December 2017, the Company recorded income tax charges totaling $35.7 million related to the reduction in the U.S. federal tax rate and foreign earnings not previously taxed in the U.S.  During the first nine months of fiscal 2019, the Company recorded income tax benefits totaling $22.2 million, which were primarily related to these transition tax obligations and the recognition of tax assets for foreign tax credits.

(h)
During fiscal 2019, the Company adjusted its valuation allowances on deferred tax assets related to two separate subsidiaries in China.  As a result, the Company recorded a $2.0 million income tax benefit in the first quarter of fiscal 2019 and an income tax charge of $1.0 million in the second quarter of fiscal 2019.

Modine Manufacturing Company Net debt (unaudited)
		(In millions)

	December 31, 2018	March 31, 2018
Debt due within one year	$113.2	$93.1
Long-term debt	354.2	386.3
Total debt	467.4	479.4

Less: cash and cash equivalents	30.7	39.3
Net debt	$436.7	$440.1

Free cash flow (unaudited)
				(In millions)

	Three months ended December 31,		Nine months ended December 31,
	2018	2017	2018	2017
Net cash provided by operating activities	$30.7	$33.2	$67.4	$106.0
Expenditures for property, plant and equipment	(20.8)	(18.2)	(58.7)	(55.0)
Free cash flow	$9.9	$15.0	$8.7	$51.0

Net sales - constant currency (unaudited)
				(In millions)

	Three months ended December 31,
	2018			2017
	Net Sales	Effect of Exchange Rate Changes	Net Sales - Constant Currency	Net Sales
Vehicular Thermal Solutions	$323.3	$9.3	$332.6	$313.0
Commercial and Industrial Solutions	167.0	2.8	169.8	159.0
Building HVAC Systems	64.2	0.7	64.9	56.1
Segment total	554.5	12.8	567.3	528.1
Corporate and eliminations	(13.5)	-	(13.5)	(15.4)
Net sales	$541.0	$12.8	$553.8	$512.7

SOURCE: Modine Manufacturing Company

Investors:
Kathleen Powers
(262) 636-1687
k.t.powers@na.modine.com

Media:
Lori Swarthout
(262) 636-1651
l.a.swarthout@na.modine.com